Item 9.01(b) Pro forma Financial Information

PRO FORMA FINANCIAL INFORMATION

The following unaudited  pro forma combined financial information is based on the historical financial statements of Axion International, Inc. (“Axion”) and Analytical Surveys, Inc. (“ASI”) and gives effect to the acquisition (the “Acquisition”) of Axion by ASI. The Acquisition will be accounted for as a reverse merger in the form of a recapitalization with Axion as the successor.  The pro forma balance sheet assumes the Acquisition occurred as of December 31, 2007.  The pro forma statement of operations assumes the Acquisition occurred as of January 1, 2007.

The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and with the historical financial statements and related notes of ASI and Axion.  The uaudited pro forma combined financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position after the Acquisition.  The pro forma adjustments are based on currently available information and certain assumptions and estimates; however, the actual amounts may differ from the pro forma amounts.

On March 20, 2008 (the “Effective Date”), ASI consummated the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), among ASI, Axion Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of ASI (the “Merger Sub”), and Axion.  Pursuant to the Merger Agreement, the Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of ASI.   Pursuant to the merger, each issued and outstanding share of Axion became 190,519 shares of common stock of ASI, or 36,762,521 shares in the aggregate constituting approximately 90.7% of the issued and outstanding capital stock of ASI.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Balance Sheet as of December 31, 2007

The following pro forma unaudited consolidated financial information gives effect to the acquisition of Analytical Surveys, Inc. (the “Acquisition”). This pro forma balance sheet assumes the transactions occurred as of December 31, 2007.  The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Axion or ASI after the Acquisition.

AXION INTERNATIONAL, INC. AND ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED BALANCE SHEET
December 31, 2007
(UNAUDITED)

	Axion International, Inc.	Analytical Surveys, Inc.	Pro Forma Adjustments		Post Acquisition
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$480,104	$153,835	$(75,000)	(1)	$558,939
Accounts receivable, net	-	97,636	-		97,636
Prepaid expenses and other current assets	26,903	30,418	-		57,321
Assets held for resale	-	-	-		-
Total Current Assets	507,007	281,889	(75,000)		713,896

Oil and gas properties, net of depletion	-	555,428	-		555,428
Property and equipment, net	11,397	9,741	-		21,138
Intangible assets, net	68,284	-	-		68,284
Total Assets	$586,688	$847,058	$(75,000)		$1,358,746

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Convertible debenture, net of discount	$-	$1,073,705	$-		$1,073,705
Capital leases payable	-	8,669	-		8,669
Accounts payable	-	47,476	-		47,476
Accrued liabilities	25,754	236,847	-		262,601
Accrued payroll	18,732	154,243	-		172,975
Total Current Liabilities	44,486	1,520,940	-		1,565,426

Asset retirement obligations		6,293			6,293
SHAREHOLDERS' EQUITY
Common Stock, $1.00 par value; 183.36 shares issued and outstanding	183	-	(183)	(1)	-
Additional paid-in capital	610,996	-	183	(1)	611,179
Common Stock, 100,000,000 shares authorized, no par value, 4,009,728 shares actual and 38,943,292 pro forma shares issued and outstanding	-	38,136,353	(38,136,353)	(1)	-
Deficit accumulated during development stage/Accumulated deficit	(68,977)	(38,816,528)	38,061,353	(1)	(824,152)
Total Shareholders' Equity (Deficit)	542,202	(680,175)	(75,000)		(212,973)

Total Liabilities & Shareholders' Equity	$586,688	$847,058	$(75,000)		$1,358,746

AXION INTERNATIONAL, INC. AND  ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED BALANCE SHEET
NOTES
DECEMBER 31, 2007

(1)	Adjustment (reduction in) common stock/paid in capital was computed as follows:

Fair value of net assets acquired:		$847,058
Consideration given:
Fair value of liabilities assumed	$1,527,233
Direct expenses associated with acquisition –assumed to be paid at closing	75,000	1,602,233
Net liabilities acquired over fair value of assets, recorded as increase in deficit accumulated during development stage		$755,175

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the quarter and year ended December 31, 2007

The following pro forma unaudited consolidated financial information gives effect to the Acquisition and assumes the transactions occurred as of January 1, 2007. The pro forma unaudited consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of Axion or ASI, after the Acquisition.

AXION INTERNATIONAL, INC. AND  ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE QUARTER ENDED DECEMBER 31, 2007
(UNAUDITED)

	Axion International, Inc.	Analytical Surveys, Inc.	Effect of Analytical Surveys, Inc. Acquisition	Post Acquisition
Revenue	$—	$143,157	$—	$143,157
Operating expenses	68,977	227,853		296,830
Loss from operations	(68,977)	(84,696)	—	(153,673)
Other (income) expense, net	—	106,566	—	106,566
Loss before income taxes	(68,977)	(191,262)	—	(260,239)
Provision for income taxes	—	—	—	—
Net loss	(68,977)	(191,262)	—	(260,239)
Dividends on preferred stock	—	4,940	—	4,940
Net loss available to common shareholders	$(68,977)	$(196,202)	$—	$(265,179)
Weighted average shares outstanding – basic and diluted	128.29	3,789,256	24,441,555	28,230,939
Loss per share –basic and diluted	$(537.66)	$(0.05)		$(0.10)

Pro forma earnings per share are computed giving effect to 190,519 common shares of Analytical Surveys, Inc., exchanged for each share of Axion International, Inc.

AXION INTERNATIONAL, INC. AND  ANALYTICAL SURVEYS, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(UNAUDITED)

	Axion International, Inc.	Analytical Surveys, Inc.	Effect of Analytical Surveys, Inc. Acquisition	Post Acquisition
Revenue	$—	$585,682	$—	$585,682
Operating expenses	68,977	3,580,290		3,649,267
Loss from operations	(68,977)	(2,994,608)	—	(3,063,585)
Other (income) expense, net	—	(1,539,384)	—	(1,539,384)
Loss before income taxes	(68,977)	(4,533,992)	—	(4,602,969)
Provision for income taxes	—	—	—	—
Net loss	(68,977)	(4,533.992)	—	(4,602,969)
Dividends on preferred stock	—	19,600	—	19,600
Net loss available to common shareholders	$(68,977)	$(4,533,592)	$—	$(4,622,569)
Weighted average shares outstanding – basic and diluted	105.82	3,784,517	20,160,615	23,945,238
Loss per share –basic and diluted	$(651.83)	$(0.05)		$(0.19)

Pro forma earnings per share are computed giving effect to 190,519 common shares of Analytical Surveys, Inc., exchanged for each share of Axion International, Inc.